Exhibit 5

                                 May 25, 1999

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: Rare Medium Group, Inc.
         Registration Statement on Form S-3
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Dear Sir/Madam:

     As counsel to Rare Medium Group, Inc., a Delaware corporation (the "Company"), we are familiar with the corporate proceedings relating to the proposed registration on Form S-3 (the "Registration Statement"), which is to be filed with the Securities and Exchange Commission on or about May 25, 1999, of 1,588,462 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), to be issued pursuant to the agreement relating to the conversion of the Convertible Debentures and exercise of the Warrants (as defined in the Registration Statement).

     We have examined the Company's Certificate of Incorporation, as amended, the Company's By-Laws, as amended, and related minutes of action taken by the Board of Directors of the Company, and such other documents and corporate records relating to the Company and the issuance and sale of the Convertible Debentures and Warrants, and the conversion and exercise thereof, respectively, pursuant to the conversion and exercise agreement, as we deemed appropriate for purposes of rendering this opinion.

     Based upon the foregoing, it is our opinion that the Shares, when issued and paid for upon due conversion of the Convertible Debentures and due exercise of the Warrants in accordance with the terms of the Convertible Debentures or Warrants and the conversion and exercise agreement, as the case may be, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 of the Registration Statement and to the references made to this firm under the heading "Legal Matters" in the prospectus comprising a part of the Registration Statement.

                               Very truly yours,

                               /s/ Mesirov Gelman Jaffe Cramer & Jamieson, LLP
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